UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 17, 2007
Barrier Therapeutics, Inc.
(Exact name of registrant specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50680 (Commission File Number)	22-3828030 (I.R.S. Employer Identification No.)
600 College Road East, Suite 3200, Princeton, New Jersey 08540
(Address of principal executive offices)
(609) 945-1200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name and former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On January 17, 2007, Barrier Therapeutics, Inc. issued a press release announcing positive results of a Phase 2 study for its oral Hivenyl™ product candidate in the treatment of moderate to severe itching related to atopic dermatitis.
     In this multi-center, double-blind, placebo-controlled study, 44 adult patients with atopic dermatitis underwent a one-week lead-in period followed by randomization to treatment with oral Hivenyl 60 mg twice daily (n=23) or placebo (n=21) for one week. All patients were also treated daily with a topical corticosteroid and an emollient throughout the study. Nine of the 23 patients in the Hivenyl group reported either a marked improvement or an almost complete to complete relief of their itch symptoms versus none of the 21 patients in the placebo group (p < 0.01). In addition, the overall clinical severity score (Eczema Area and Severity Index, or EASI) of the atopic dermatitis lesions was reduced in those same nine Hivenyl-treated patients. The drug was well tolerated and no patients reported signs of sedation, which supports similar findings in prior studies with Hivenyl. The study was conducted in Belgium and the Czech Republic.
     Hivenyl is an oral formulation of vapitadine dihydrochloride, an antihistamine that Barrier Therapeutics is developing as a treatment for allergic reactions of the skin, such as those associated with hives and for the itch associated with atopic dermatitis.
Item 9.01. Financial Statements and Exhibits.
     None.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARRIER THERAPEUTICS, INC.
Date: January 18, 2007	By:	/s/ Anne M. VanLent
		Name:	Anne M. VanLent
		Title:	Executive Vice President, Chief Financial Officer and Treasurer